CWABS, INC.,
Depositor

COUNTRYWIDE HOME LOANS, INC.,
Seller

PARK SIENNA LLC,
Seller

PARK GRANADA LLC,
Seller

COUNTRYWIDE HOME LOANS SERVICING LP,
Master Servicer

and

THE BANK OF NEW YORK,
Trustee

AMENDMENT NO. 1 dated as of
May 22, 2007 to the

POOLING AND SERVICING AGREEMENT

Dated as of February 1, 2007

ASSET-BACKED CERTIFICATES, SERIES 2007-BC1

AMENDMENT NO. 1 dated as of May 22, 2007, among CWABS, INC., a Delaware corporation, as depositor (the “Depositor”), COUNTRYWIDE HOME LOANS, INC., a New York corporation, as seller (“CHL” or a “Seller”), PARK GRANADA LLC., a Delaware limited liability company, as a seller (“Park Granada” or a “Seller”), PARK SIENNA LLC, a Delaware limited liability company, as a seller (“Park Sienna” or a “Seller”, and together with CHL and Park Granada, the “Sellers”), COUNTRYWIDE HOME LOANS SERVICING LP, a Texas limited partnership, as master servicer (the “Master Servicer”), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).

Preliminary Statement

The Depositor, the Trustee, the Sellers and the Master Servicer entered into a Pooling and Servicing Agreement (the “Agreement”), dated as of February 1, 2007, relating to the issuance of Asset-Backed Certificates, Series 2007-BC1. This amendment is made pursuant to Section 10.01 of the Agreement.

In consideration of the mutual premises and agreements herein, the Depositor, the Trustee, the Sellers and the Master Servicer agree as follows:

1.	Capitalized terms not defined herein have the meanings assigned to them in the Agreement.

2.	Section 2.03(a)(77)(C) is hereby amended as follows (revised language underlined):

“As part of the due diligence process relating to the Certificates, CHL reviewed a statistically significant sampling of 33 mortgage loans proposed for inclusion in Loan Group 1 and confirmed the following: none of the mortgage loans sampled exceed the thresholds set by HOEPA and its implementing regulations, including 12 CFR § 226.32(a)(1)(i). CHL confirms that (a) the Mortgage Loans sampled include refinance and purchase money mortgage loans; (b) the sampling was done using methodology ordinarily and customarily used by underwriters of residential mortgage-backed securities to diligence pools of residential mortgage loans, and (c) it is not aware of any mortgage loans that were not sampled that exceed the thresholds set by HOEPA;”

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

CWABS, INC., as Depositor

By:	/s/ Michael Schloessmann
Name: Michael Schloessmann
Title: Managing Director

COUNTRYWIDE HOME LOANS SERVICING LP, as Master Servicer

By:	COUNTRYWIDE GP, INC.

By:	/s/ Michael Schloessmann
Name: Michael Schloessmann
Title: Managing Director

THE BANK OF NEW YORK, as Trustee

By:	/s/ William J. Herrmann
Name: William J. Herrmann
Title: Assistant Treasurer

COUNTRYWIDE HOME LOANS, INC., as a Seller

By:	/s/ Michael Schloessmann
Name: Michael Schloessmann
Title: Managing Director

PARK SIENNA LLC, as a Seller

By:	/s/ Michael Schloessmann
Name: Michael Schloessmann
Title: Managing Director

PARK GRANADA LLC, as a Seller

By:	/s/ Michael Schloessmann
Name: Michael Schloessmann
Title: Managing Director